Exhibit 99.1

Exicure, Inc. Reports Full Year 2018 Financial Results and Corporate Progress

Completed Phase 1 clinical trials of two drugs and began public trading

SKOKIE, Ill - March 8, 2019 - Exicure, Inc., a pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) constructs, today reported full year financial results for the year ended December 31, 2018 and provided an update on corporate progress.
“We’re very proud of our achievements on each of our strategic priorities for 2018,” said Dr. David Giljohann, Chief Executive Officer of Exicure. “We drove two programs through Phase 1 clinical trials while laying the foundation for expanding our pipeline in neurology, rare dermatology, ophthalmology and gastroenterology. We also strengthened the management of our company and our access to capital. In the coming year, we expect to execute and advance our ongoing clinical programs, while expanding into new therapeutic areas,” Giljohann concluded.
Corporate Progress
Key achievements for Exicure during 2018 include:

•	Completed the Phase 1 clinical trial of AST-008, a TLR9 agonist for immuno-oncology applications showing activation of the immune system and robust cellular response.

•	Completed a successful Phase 1 clinical trial of XCUR17 showing clinical effect in patients with psoriasis

•	Demonstrated, in preclinical animal models, superior bio-distribution and prolonged survival when administering nusinersen in SNA format versus nusinersen in linear format

•	Strengthened management team with addition of Dr. Matthias Schroff as Chief Operating Officer

•	Commenced public trading on the OTCQB market

•	Completed $22.0 million financing in August of 2018 at $4.50/share

Pipeline Updates
AST-008: AST-008 is an SNA consisting of toll-like receptor 9, or TLR9, agonists designed for immuno-oncology applications. The company began subject dosing of AST-008 in a Phase 1 clinical trial during the fourth quarter 2017 and the trial completed in September of 2018. AST-008 was shown to be safe and tolerable in all subjects, with no serious adverse events and no dose limiting toxicity. During the fourth quarter of 2018 the FDA opened the IND for AST-008 and informed the Company that our proposed Phase 1b/2 trial may proceed. During early 2019 we opened four clinical sites and began dosing and recruiting patients in that trial.
XCUR17: XCUR17 is an antisense SNA that targets the mRNA encoding IL-17RA, a protein that is considered essential in the initiation and maintenance of psoriasis. In the fourth quarter of 2018 we reported results from the Phase 1 trial of XCUR17. Of the twenty-one treated patients, eleven treated with the highest strength XCUR17 gel were observed to have a reduction in redness and improvement in healing as determined by blinded physician assessments. Further, the highest strength XCUR17 gel showed a statistically significant improvement in psoriasis symptoms versus the vehicle gel. By comparison, seventeen of the twenty-one patients treated with the positive comparator showed a clinical response, while four patients treated with the placebo vehicle had a clinical response.

2018 Financial Results and Financial Guidance
Cash Position: As of December 31, 2018, Exicure had cash and cash equivalents of $26.3 million compared to $25.8 million as of December 31, 2017. In 2018, Exicure raised approximately $22.0 million in gross proceeds from the private placement of common stock.
Research and Development Expense: Research and development expense was $14.1 million for the year ended December 31, 2018 compared to $13.1 million for the year ended December 31, 2017. The increase in research and development expense of $1.0 million was primarily due to higher employee-related expense of $1.2 million and higher platform and discovery-related expense of $0.6 million, partially offset by a net decrease of $0.9 million in costs related to our clinical development programs.
General and Administrative Expense: General and administrative expense was $7.8 million for the year ended December 31, 2018 and $7.0 million for the year ended December 31, 2017, an increase of $0.8 million. This increase was due to higher costs of $0.9 million associated with being a public company, including higher expense for investor and public relations and director and officer insurance, as well as higher compensation and related expense of $0.5 million associated with salary increases and the addition of an executive during 2018, partially offset by lower legal and accounting costs of $0.7 million resulting from a change in mix of transaction support in 2018 as compared to 2017.
Net Loss: Net loss was $22.4 million for the year ended December 31, 2018, compared to net loss of $11.0 million for the year ended December 31, 2017. Net loss reflects the changes in expenses discussed above and also reflects that revenue for the year ended December 31, 2018 decreased $9.6 million compared to revenue for the year ended 2017. Revenue in 2017 was primarily related to the Purdue Collaboration and reflects the amortization of the upfront payment on the Collaboration which did not reoccur in 2018.
Cash Runway Guidance: Exicure believes that, based on its current operating plans and as of the date of this press release, its existing cash and cash equivalents as of December 31, 2018 is sufficient to meet its anticipated cash requirements into early 2020.

About Exicure, Inc.

Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for immuno-oncology, inflammatory diseases and genetic disorders based on our proprietary Spherical Nucleic Acid, or SNA technology. We believe Exicure's proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure's lead program is in a Phase1b/2 trial in patients with advanced solid tumors. Exicure is based outside of Chicago, IL. www.exicuretx.com

Forward Looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, the Company’s technology, potential therapies, cash requirements and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: unexpected costs, charges or expenses that reduce cash runway; that Exicure’s pre-clinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the cost, timing and results of clinical trials; that many drug candidates that have completed Phase 1 trials do not become approved drugs on a timely or cost effective basis or at all; the ability to enroll patients in clinical trials; possible safety and efficacy concerns; regulatory developments; and the ability of Exicure to protect its intellectual property rights. Risks facing the Company and its programs are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Media Contacts:
MacDougall Biomedical Communications
Karen Sharma
781-235-3060
ksharma@macbiocom.com

EXICURE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$26,268	$25,764
Unbilled revenue receivable	3	13
Receivable from related party	10	17
Prepaid expenses and other assets	1,382	1,844
Total current assets	27,663	27,638
Property and equipment, net	1,061	1,317
Other noncurrent assets	32	32
Total assets	$28,756	$28,987
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$500	$1,049
Accrued expenses and other current liabilities	1,543	1,273
Current portion of deferred revenue	—	1,034
Total current liabilities	2,043	3,356
Long-term debt, net	4,925	4,855
Common stock warrant liability	797	523
Other noncurrent liabilities	39	278
Total liabilities	$7,804	$9,012

Stockholders’ equity:
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 44,358,000 issued and outstanding, December 31, 2018; 39,300,823 shares issued and outstanding, December 31, 2017	4	4
Additional paid-in capital	75,942	53,586
Accumulated deficit	(54,994)	(33,615)
Total stockholders' equity	20,952	19,975
Total liabilities and stockholders’ equity	$28,756	$28,987

EXICURE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended December 31,
	2018	2017
Revenue:
Collaboration revenue	$118	$9,719
Total revenue	118	9,719
Operating expenses:
Research and development expense	14,119	13,080
General and administrative expense	7,818	7,046
Total operating expenses	21,937	20,126
Operating loss	(21,819)	(10,407)
Other income (expense), net:
Interest expense	(672)	(795)
Other income (loss), net	78	191
Total other income (loss), net	(594)	(604)
Net loss	$(22,413)	$(11,011)

Basic and diluted loss per common share	$(0.54)	$(1.09)
Basic and diluted weighted-average common shares outstanding	41,189,177	10,119,569